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                                                                     EXHIBIT 5.1

                     [LETTERHEAD OF HOGAN & HARTSON L.L.P.]

                                  August 8, 2003

Board of Directors
XM Satellite Radio Inc.
1500 Eckington Place, N.E.
Washington, D.C. 20002

Ladies and Gentlemen:

          This firm has acted as counsel to XM Satellite Radio Inc., a Delaware corporation (the "COMPANY"), and XM Satellite Radio Holdings Inc., a Delaware corporation (the "GUARANTOR"), in connection with their Registration Statement on Form S-4, as amended (the "REGISTRATION STATEMENT"), filed with the Securities and Exchange Commission and relating to the proposed offering of up to $185,000,000 in aggregate principal amount of 12% Senior Secured Notes due 2010 (the "EXCHANGE NOTES") guaranteed by the Guarantor (the "EXCHANGE GUARANTEE") in exchange for up to $185,000,000 in aggregate principal amount of the Company's outstanding 12% Senior Secured Notes due 2010 (the "OUTSTANDING NOTES") guaranteed by the Guarantor (the "OUTSTANDING GUARANTEE"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

          For purposes of this opinion letter, we have examined copies of the following documents (the "DOCUMENTS"):

1.  An executed copy of the Registration Statement.

2. An executed copy of the Indenture, dated June 17, 2003 (the "INDENTURE"), by and between the Company, the Guarantor and The Bank of New York, including the form of Exchange Note to be issued pursuant thereto.

3.  An executed copy of the Outstanding Guarantee, dated June 17, 2003.

4. The form of the Exchange Guarantee, as such form is set forth in the Indenture.

5. The Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of Delaware on July 18, 2003 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

6. The Restated Bylaws of the Company, as amended, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

7. Resolutions of the Board of Directors of the Company adopted at a meeting held on June 3, 2003, minutes of a meeting of the Board of Directors held on July 17, 2003 and resolutions of the Finance Committee of the Board of Directors adopted at a meeting held on June 12, 2003, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the issuance and sale of the Exchange Notes, the preparation and filing of the Registration Statement and arrangements in connection therewith.

8. The Restated Certificate of Incorporation of the Guarantor, as amended, as certified by the Secretary of State of the State of Delaware on July 18, 2003 and as certified by the Secretary of the Guarantor on the date hereof as being complete, accurate and in effect.

9   The Restated Bylaws of the Guarantor, as amended, as certified by the
Secretary of the Guarantor on the date hereof as being complete, accurate and in effect.

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10. Certain resolutions of the Board of Directors of the Guarantor adopted at a meeting held on June 3, 2003, minutes of a meeting of the Board of Directors held on July 17, 2003 and resolutions of the Finance Committee of the Board of Directors adopted at a meeting held on June 12, 2003, as certified by the Secretary of the Guarantor on the date hereof as being complete, accurate and in effect, relating to, among other things, the issuance of the Exchange Guarantee in connection with the exchange of the Exchange Notes for the Outstanding Notes with the Outstanding Guarantee thereon and arrangements in connection therewith.

          In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents, and the conformity to authentic original documents of all of the Documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

          This opinion letter is based as to matters of law solely on (i) the Delaware General Corporation Law, as amended, and (ii) the laws of the State of New York (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York). We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the terms "Delaware General Corporation Law, as amended" and "the laws of the State of New York" include the statutory provisions contained therein, all applicable provisions of the Delaware and New York Constitutions and reported judicial decisions interpreting these laws. With respect to clause (ii) above, the opinion expressed herein is based on a review of those laws that, in our experience, are generally recognized as applicable to the transactions contemplated in the Documents.

          Based upon, subject to and limited by the foregoing, we are of the opinion that the Exchange Notes have been duly authorized on behalf of the Company and the Exchange Guarantee has been duly authorized on behalf of the Guarantor and that, (i) following the effectiveness of the Registration Statement and receipt by the Company of the Outstanding Notes with the Outstanding Guarantee thereon in exchange for the Exchange Notes with the Exchange Guarantee thereon as specified in the resolutions of the Board of Directors of the Company and the Guarantor referred to above, and (ii) assuming due execution, authentication, issuance and delivery of the Exchange Notes and the Exchange Guarantee as provided in the Indenture, the Exchange Notes will constitute valid and binding obligations of the Company, and the Exchange Guarantee will constitute a valid and binding obligation of the Guarantor.

          This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

          In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (1) bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (2) the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                                          Very truly yours,

                                          /s/ HOGAN & HARTSON L.L.P.

                                          HOGAN & HARTSON L.L.P.